                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement      [_] Confidential, for Use of the Commission
                                     Only (as Permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12

                            SWITCHBOARD INCORPORATED
                 ----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                Not Applicable.
                 ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

     ----------------------------------------------
(2)  Form, Schedule or Registration Statement No.:

     ----------------------------------------------
(3)  Filing Party:

     ----------------------------------------------
(4)  Date Filed:

     ----------------------------------------------

Statements in this filing regarding the proposed transaction between Switchboard Incorporated and Viacom Inc., the expected timetable for completing the transaction, future financial and operating results, benefits of the transactions, future opportunities and strategies for Switchboard and any other statements about Switchboard's management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, the approval by Switchboard's stockholders of the transaction in compliance with applicable law; Switchboard's ability to realize anticipated benefits and opportunities and to implement successfully proposed strategies; Switchboard's ability to market its products and services and to maintain and develop its brand awareness in the absence of its relationship with Viacom; and the other factors described in Switchboard's Annual Report on Form 10-K for the year ended December 31, 2000 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC. Switchboard cautions readers to consider carefully these and other such factors. Further, such forward-looking statements speak only as the date on which such statements are made. Switchboard disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Switchboard plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction described in this filing. The Proxy Statement will contain important information about Switchboard, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Switchboard through the Web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Switchboard by contacting Investor Relations at Switchboard Incorporated, 120 Flanders Road, Westboro, Massachusetts 01581, telephone: 508-898-8200.

Switchboard and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the restructuring agreement. Information regarding Switchboard's directors and executive officers is contained in Switchboard's Annual Report on Form 10-K for the year ended December 31, 2000 and its Proxy Statement dated April 17, 2001, which are filed with the SEC. Additional information regarding Switchboard's directors and executive officers is contained in other additional soliciting materials filed by Switchboard with the SEC under Rule 14a-12 on or about August 23, 2001. A more complete description will be available in the Proxy Statement.

Set forth below is the transcript of a conference call held by Switchboard on August 23, 2001 addressing its restructuring agreement with Viacom.

                            SWITCHBOARD, INCORPORATED
                             MODERATOR: JODIE SILVA
                                 AUGUST 23, 2001
                                  3:30 P.M. CT



Operator:  Good day, everyone, and welcome to the Switchboard Announcement
           Conference Call.

     Today's call is being recorded.

     As a reminder, all lines will be in a listen-only mode while the presentation is being made. At the end of the presentation, we will open up the lines one time for questions. Instructions on how to ask a question will be given at that time.

     For opening remarks and introductions, I would now turn the call over to Mr. Douglass Greenlaw, Chief Executive Officer.

     Please go ahead, sir.

Doug Greenlaw: Thank you. Good afternoon. This is Doug Greenlaw, CEO of
               Switchboard Incorporated.


     Today I'm joined by Dean Polnerow, President and founder of Switchboard, and Ari Milstein, VP of Finance, and acting CFO.

     The purpose of today's call is to provide insight and background surrounding the announcement that was released this morning regarding the planned restructuring of our agreement with Viacom, parent company of CBS.

     Before I continue, I'd like to ask Ari Milstein to review the outline of this call and the Safe Harbor language relating to forward-looking statements.

     Ari?

Ari Milstein:  Thanks, Doug.  Good afternoon.

     As we've done in previous conference calls, we'll structure this call in three parts: first, Doug will summarize the proposed transaction; then, Dean will discuss the impact of the transaction on corporate direction upon the closing of the deal; and then, I will follow with the financial review of the proposed transaction. We will then conclude with and question-and-answer period.

     Before we start the call, I'd like to remind you, as always, that various remarks that we may make during this call about Switchboard's future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

     Actual results may differ materially from those indicated by these forward-looking statements as a result of various, important factors, including those discussed in our most recent quarterly report, on Form 10-Q, which is on file at the SEC.

     The forward-looking financial and other information, provided by Switchboard during this conference call, represents our estimates as of today, August 23rd, 2001. We anticipate that subsequent events and developments will cause Switchboard's estimates to change. However, while Switchboard may elect to update this forward-looking financial information at some point in the future, Switchboard specifically disclaims any obligation to do so.

     This forward-looking information should not be relied upon as representing Switchboard's estimates of its future financial performance as of any date subsequent to today.

     I'd now like to turn the call back over to Doug Greenlaw, Switchboard's Chief Executive Officer.

     Doug?

Doug Greenlaw:  Thank you, Ari.

     I'd like to summarize our most recent announcement and provide insight to the strategic decisions we're making to execute our business strategy and build long-term value for our stockholders.

     This morning we announced the planned agreement that would restructure our existing relationship with Viacom. This agreement is a result of a mutual decision. It will allow Switchboard to focus on its core business objectives and priorities.

     The terms of the planned agreement will involve an exchange of consideration between Viacom and Switchboard. Upon the closing of the transaction, Viacom will surrender to Switchboard all of its shares of common stock and half of the common stock warrants it presently holds in Switchboard.

     In exchange, after the completion of the third-quarter advertising campaign, Switchboard will relinquish to Viacom its remaining advertising credits that company was to receive over the remaining term of its advertising and promotion agreement with Viacom.

     As part of this transaction, Viacom will resign from its two seats on our Board of Directors. We expect to replace them with two new outside Directors at an appropriate time after the closing of the transaction.

     The final agreement is subject to customary closing conditions and Switchboard stockholder approval, which requires approval by two-thirds of Switchboard's outstanding shares, excluding those held by Viacom.

     In light of our increased focus on our channel partnership strategy, the planned restructuring agreement is a natural progression in the relationship and moving forward. This enables Switchboard to adapt its marketing activities consistent with our business goals.

     As you may recall from our second quarter earnings call, our business model derives revenue from banner and site sponsorship advertising, as well as revenue generated from licensing our technology and services through our merchant network.

     Over the course of the last year, the merchant network revenue stream has grown to be the larger of the two, and, in the second quarter, represented 62 percent of our revenue versus 38 for banner and site-sponsorship revenue.

     Given our strategic direction and our expectation of continued growth from the local merchant-network revenue stream, we have analyzed all of our partnerships and relationships, and re-prioritized our investments to stay on track for continued growth.

     When banner advertising and site sponsorships were major sources of revenue for Switchboard, the consumer brand campaign we launched with our advertising credits from Viacom, made good business sense. As we move forward, Switchboard will increasingly focus on our channel partnership strategy, developing and licensing online directory solutions for our partners.

     By restructuring our relationship with Viacom, we will further advance our business objectives in several ways.

     First, we can better align our marketing efforts with our business objectives, balancing brand building with our channel and partnership building activity.

     Second, we can increase the flexibility and scope of our corporate visibility and branding campaign to include other marketing mediums beyond television and radio.

     And third, we believe we will improve our financial profile and increase the long-term prospects of our company for profitability.

     Our alliance with Viacom has served us well, and we've successfully achieved many of our goals within our branding strategy. The partnership has successfully provided Switchboard with improved brand awareness in corporate visibility as the leading national online directory service.

     Today, Switchboard receives over 90 million monthly page views, and over four million unique users to the Switchboard.com Web site, making it one of the most frequently visited sites in the nation. We've been experiencing sustained increases in traffic to our site over the past year.

     Our Web site remains an important corporate asset, and is a powerful showcase for our directory technology. Building upon the awareness and visibility of our company and our site continues to be an important element of our strategy. As part of this strategy, in the terms of the planned agreement, Switchboard will implement Viacom-related advertising initiatives, utilizing an additional $7.5 million in advertising credits in the third quarter of 2001, as the final component of its promotion and branding relationship with Viacom.

     Our new national television advertising campaign is designed to build corporate visibility among potential partners, investors and will drive online users to the Switchboard Web site. The ad campaign is expected to reach approximately 85 percent of the country.

     At this point, for more details, I'd like to turn the call over to Dean Polnerow, Switchboard's President and founder.

     Dean?

Dean Polnerow:  Thank you, Doug.

     The market that Switchboard is pursuing is at a unique inflection point in its evolution. As companies look in the yellow pages' industry and top newspaper chains are beginning to roll out substantial online local directory initiatives to promote local businesses. Switchboard has been taking the important steps necessary to translate this opportunity into value for our stockholders.

     Our leadership technology and our ability to deliver a high-performance online directory platform backed by outstanding customer service, strategically positioned Switchboard to be the standard for the merchant sales channels seeking to capitalize on this emerging market.

     Our technologies and infrastructure precisely match up with the online local directory initiatives that many major companies are pursuing. As we've discussed in the past, our partnerships with companies, such as AOL, TransWestern Publishing, The Berry Company, New York Times Digital, Knight-Ridder, they're demonstrations of the online success we've achieved in our strategy. Our newspaper partnerships alone include three of the top five newspaper publishers in the U.S.

     We continue to expand the breadth and depth of our merchant network and partnerships, building these relationships around our award-winning directory technologies. As Doug mentioned, the Switchboard.com Web site is our company showcase. The underlying technology evident on our site attracts new partners, and the consumers who visit our site each day represent a large audience for local merchants who buy advertising from our partners.

     As we move forward, as we restructure our Viacom alliance and continue to build new alliances, one thing remains constant. Our attention is squarely focused on ensuring that, through our partners, we can successfully begin to monetize the opportunity of this market.

     And I look forward to providing you with updates regarding our progress and activities in the coming months.

     Now I'd like to turn the call over to Ari who will provide some additional background on the financial elements of the announcement.

Ari Milstein:  Thank you, Dean.

     Let me also reiterate to you that we are very excited about what this deal will mean for Switchboard, both strategically as a company, as well as financially to our stockholders.

     I'll first discuss with you the financial terms of the proposed transaction. To summarize, it's important to understand that both parties are exchanging elements of value in an equity transaction.

     First, Viacom will give back all its currently owned common shares in Switchboard, which today represents just under 7.5 million shares. We will also cancel half of the common stock warrants that they currently hold in Switchboard, making Viacom a beneficial owner, with warrants to exercise up to approximately 533,000 shares of common stock.

     In exchange, Switchboard will relinquish the rights to receive advertising credits from Viacom over the remaining five years of the original deal, as our advertising and promotion agreement will be terminated.

     As we speak to you today, the net present value of these credits due to Switchboard from Viacom is $50.5 million. The closing of this transaction is subject to approval by Switchboard stockholders and other customary closing conditions. We expect to close the transaction shortly after that approval.

     As Doug also mentioned, as part of our significant September advertising program, in the third quarter of 2001, Switchboard will utilize $7.5 million in advertising credits as the final component of the original agreement with Viacom.

     This advertising campaign enabled Switchboard to execute an equitable restructuring of the relationship, while maximizing the impact of our advertising resources. This $7.5 million in Q3 equates to $6 million on a net present value basis, and would thus leave the net present value of our remaining balance of credits at $44.5 million upon the close of the restructuring. The $6 million in net present value will be recorded as additional non-cash expense incurred in the third quarter.

     One further note, since this transaction involves an exchange between the parties, there may or may not be a residual accounting gap that could exist upon the closing of the deal, which is expected to occur during the fourth quarter. This gap is dependent upon our stock price at the time of closing, and would be a one-time non-cash gain or loss to reflect any difference in final values of consideration exchanged between the parties.

     As we move into 2002, we expect that the accretive nature of this agreement will have a positive long-term impact on our financial outlook for a few reasons.

     First, Switchboard would no longer be contractually bound by large minimum advertising expense requirements as part of the original agreement. But instead, would have the flexibility to advertise in a more targeted and discretionary manner. Going forward, we anticipate that this would likely save us several million dollars per year in sales and marketing expense.

     Second, it is also important to note that this planned transaction has a reverse dilution effect on Switchboard and its stockholders. Said differently, upon the closing, the 7.5 million shares previously held by Viacom will no longer be used in the calculation of earnings per share, and our earnings and/or losses would be spread over a smaller base of outstanding common shares.

     Likewise, Viacom's beneficial equity ownership stake in Switchboard will decrease from approximately 32 percent to approximately three percent. And the percentage of each stockholder's relative ownership in Switchboard will increase significantly upon the closing of the deal.

     In summary, we look forward to the improved financial profile that the closing of this transaction should bring to Switchboard and its stockholders, as our business model continues to evolve in these demanding and changing times.

     I'll now turn the discussion back to Doug Greenlaw for concluding remarks.

     Doug?

Doug Greenlaw:  Thanks, Ari.

     In conclusion, we'd like to reiterate that we're extremely appreciative of the strong alliance that we've enjoyed with Viacom, and we look forward to their continued support as a beneficial owner of Switchboard.

     We'd also like to express our enthusiasm for the future prospects of Switchboard and the successes we are achieving. Our strategy is firmly supported by the early successes we've achieved and the partnerships we've forged with industry leaders, like AOL, Knight-Ridder, New York Times Digital, Berry Company, TransWestern Publishing, just to mention a few.

     Our track record of executing against this strategy, together with our strong financial profile, positions Switchboard to maximize value for our customers, partners, employees, and stockholders.

     Thank you again for joining us, and at this time I'd like now to open the discussion up for a few questions.

Operator:  And, if you would like to ask a question today, you may do so by pressing the star key, followed by the digit one on your telephone keypad. We will take question in the order that you signal us, and we will pause for a moment to assemble our roster.

     Again, that's star, one, now.

     Again, if you would like to ask a question today, please press star, one, at this time.

     And your first question will come from Peter Reilly, and he is a private investor.

Peter Reilly:  Good afternoon, Gentlemen.

      ((inaudible))

Peter Reilly:  First of all, I guess I have a couple of housekeeping questions.
               How many -- what would be the fully-diluted share count after the deal closes?

Ari Milstein:  Approximately 22 million shares.

Peter Reilly:  OK.  That's including the value of options?

Ari Milstein:  Options and remaining warrants, correct.

Peter Reilly:  Does that include all of the AOL shares?

Ari Milstein:  I'm sorry, that's -- that will be 23 million shares.  Yes, that would include everybody.

Peter Reilly:  OK. In the -- in the agreement, I mean, in the announcement, it said this restructuring would allow Switchboard to more aggressively pursue its channel expansion plan. What about the Viacom agreement in its current state, restricted your ability to expand your channel, your partnership channel? Can you elaborate on that?

Doug Greenlaw:  Would you repeat the question?

Peter Reilly:  Sure. In the announcement, it said that this restructuring would allow Switchboard to more aggressively pursue its channel expansion plans. What about the original Viacom agreement restricted your ability to expand your channel? And can you elaborate on that?

Doug Greenlaw:  Peter, it wasn't so much that the Viacom relationship restricted our ability to expand, but, because of the marketing expenditures that we're required to make under the Viacom relationship, it limited our ability to make those expenditures in other directions, which, you know, could potentially help us expand that channel.

Peter Reilly:  OK. And one last question. What level of cash advertising expenditures do we now expect annually in replacement of the -- you have the non-cash CBS advertising that you guys were doing?

Doug Greenlaw:  We're in the process of analyzing that now. I would say that we'll come up with a number over the next three-month period. We have this final flurry in the third quarter of $7.5 million of the CBS credits. I would say it would take considerably less than that to use our targeted advertising campaigns in the future.

Operator:  And, as a reminder, if you would like to ask a question today, please press star, one, on your telephone keypad now.

     And I show no further questions at this time.

Doug Greenlaw:  I'd like to thank you for joining us today, and we'll look forward to talking to you in the near future.

     Thank you, bye.

Operator:  That will conclude today's teleconference.  We thank everyone for their participation.

                                       END